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                                                                    EXHIBIT 99.1


                         KMART CORPORATION TO CLOSE 284
                   UNDERPERFORMING STORES BASED ON FINANCIAL
                               OBJECTIVES REVIEW

             CLOSINGS EXPECTED TO GENERATE CASH FLOW IMPROVEMENT OF
                       APPROXIMATELY $550 MILLION FOR 2002


TROY, MICHIGAN, MARCH 8, 2002 - Kmart Corporation (NYSE: KM) today announced that it intends to close 284 under-performing stores as part of its initial Chapter 11 financial objectives review. The stores to be closed include 271 Kmart discount stores and 12 Kmart Supercenter retail outlets in 40 states, and 1 Kmart store in Puerto Rico. The closure of these stores is expected to significantly enhance the Company's operational and financial performance. These stores will remain open for business pending approval of the store-closing plan by the Bankruptcy Court for the Northern District of Illinois and thereafter until the related store-closing inventory sales are completed on a store-by-store basis.

Kmart anticipates that the sales generated from store closings and related cost savings will enhance its cash flow by approximately $550 million in 2002 and approximately $45 million annually thereafter. In addition, the closing of these locations is expected to improve the Company's earnings before interest, taxes and depreciation (EBITDA) by approximately $31 million annually. As a result of these store closings, Kmart expects to record a charge in the range of $1.1 billion to $1.3 billion. The Company also announced that the closing of these stores will result in the reduction of approximately 22,000 associate positions. Associates affected by the closings are being notified today and will receive information about benefits and other resources available to them.

Charles C. Conaway, Chief Executive Officer of Kmart said, "The decision to close these under-performing stores, which do not meet our financial requirements going forward, is an integral part of the Company's reorganization effort. We are confident that doing so will provide the Company with a healthier, more productive store base. While the business rationale supporting this action is compelling, we deeply regret the impact these store closings will have on our associates, our customers and the communities where these stores are located. We want to thank all of our associates for their dedication and outstanding contribution and will make every effort to ease the transition for those associates who are displaced."

The Company said that a list of the stores slated to be closed will be released on PR Newswire at 11 a.m. and posted to www.bluelight.com under Kmart News later today.

Conaway continued, "When we announced our decision to file for Chapter 11 protection in January, we made a commitment to our associates that they would receive news about store closings directly from management. Out of respect for our associates at this difficult time, members of the management team are meeting privately with those impacted prior to public release of store-specific information."

Kmart Corporation has asked the Bankruptcy Court to give final approval to the store-closing plan at a hearing in Chicago on March 20, 2002. The plan includes the anticipated disposition of inventory in excess of $1 billion during store closing sales as part of the program. On March 6, 2002, the Court approved the Company's bid procedures, notice procedures and other matters in connection with the store-closing plan.
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Kmart Corporation is a $37 billion company that serves America with more than
2,100 Kmart and Kmart Supercenter retail outlets and through its e-commerce shopping site, www.bluelight.com.

SAFE HARBOR STATEMENT
The foregoing, as well as other statements made by Kmart, may contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company's SEC reports, including, but not limited to the quarterly report on Form 10-Q for the quarter ended November 27, 2001. Kmart disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

                                      -30-

Contact: Kmart Media Relations
         248-463-1021